EXHIBIT 10.40

February 3, 2012

Mr. David M. Meyer, Managing Director
Knightspoint Partners, LLC
1325 Avenue of the Americas, 27th Floor
New York, NY 10019

Dear David:

This will confirm your agreement with CPI Corp. (the “Company”) regarding your position as the Executive Chairman (the “Chairman”) of the Board of Directors of the Company (the “Board”). You hereby agree and acknowledge that you will continue to serve as the Chairman at the pleasure of the Board.

In your capacity as the Chairman, you hereby agree to assist the Board and management in developing plans and strategies for protecting and increasing shareholder value over time including establishing new sources of revenue that leverage the Company's capabilities and infrastructure.

As compensation for your services as the Chairman, you will be entitled to all compensation normally paid to members of the Company's Board, including but not limited to fees for attending meetings, and the reimbursement of expenses, all on a basis commensurate with the Company's compensation and expense reimbursement policies for Board members. You shall also be entitled to receive an additional quarterly fee in the amount of $37,500.00, payable on the first day of each quarter of the Company's fiscal year during the term of this letter agreement, commencing with the quarter beginning February 5, 2012.

This letter agreement shall terminate immediately in the event of a termination of your service on the Board for any reason, or your ceasing to be the Chairman for any reason. In addition, either party may terminate this letter agreement at any time and for any reason upon seven (7) days prior written notice to the other party.

This letter agreement shall constitute the entire agreement between the parties with respect to the subject matter hereof, and shall supercede any and all prior agreements or understandings related to the subject matter hereof. Any term or provision of this letter agreement may be waived at any time by the party which is entitled to the benefits thereof, and any term or provision of this letter agreement may be amended or supplemented at any time by the mutual consent of the parties hereto, except that any waiver of any term or condition, or any amendment, of this letter agreement must be in writing.

The laws of the State of Missouri shall govern the interpretation, validity and performance of the terms of this letter agreement regardless of the law that might be applied under principles of conflict of laws.

Please acknowledge your agreement to the terms set forth herein by signing and returning one copy of this letter to me.

Sincerely,

CPI Corp.

By: /s/Turner White
_________________________________
                        Turner White
                        Chairman, Compensation Committee

Agreed to this 3rd day of February 2012

/s/ David M. Meyer
__________________________
David M. Meyer